                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy statement pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934



Filed by the Registrant    [X]

Filed by a party other than the Registrant  [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [_]  Confidential, For Use of the Commission
                                                   Only  (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                           Little Switzerland, Inc.
                           ------------------------
               (Name of Registrant as Specified In Its Charter)

                           Little Switzerland, Inc.
                           ------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------
     [_]   Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
     [_]   Check box if any part of the fee if offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------
     (1)  Amount Previously paid:

--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

--------------------------------------------------------------------------------

                               Little Switzerland
                        161-B Crown Bay Cruise Ship Port
                          St. Thomas, U.S.V.I.  00804



                                                               February __, 1999


Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") to be held on Thursday, February 25, 1999, at [_____], local time, at State Street Bank and Trust Company, 225 Franklin Street, 33rd Floor, Boston, Massachusetts (the "Annual Meeting"). Your Board of Directors and management look forward to greeting personally those stockholders able to attend the Annual Meeting.

    The Annual Meeting has been called for the purpose of electing one Class III Director for a term expiring at the 2000 annual meeting, one Class I Director for a term expiring at the 2001 annual meeting and considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                                    CAUTION

    As more fully described in the enclosed proxy statement, two different stockholders of the Company have nominated their own candidates for election as Directors of the Company.

    For the reasons discussed in the enclosed proxy statement, your Board of Directors recommends that you reject these nominees and vote "FOR" the election of C. William Carey and Adriane J. Dudley, the two nominees of your Board of Directors, as Directors of the Company.

    On behalf of your Board of Directors, your continued interest and support are greatly appreciated.

                                     Very truly yours,


                                     C. William Carey
                                     Acting Chief Executive Officer
                                     and President


     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING.

          WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR BLUE PROXY CARD.

                            LITTLE SWITZERLAND, INC.
                        161-B Crown Bay Cruise Ship Port
                          St. Thomas, U.S.V.I.  00804
                                 (340) 776-2010

                         _____________________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        _______________________________

                   To Be Held on Thursday, February 25, 1999


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") will be held on Thursday, February 25, 1999, at [____], local time, at State Street Bank and Trust Company, 225 Franklin Street, 33rd Floor, Boston, Massachusetts (the "Annual Meeting") for the purpose of considering and voting upon:

    1. The election of one Class III Director for a term expiring at the 2000 annual meeting and until the Director's successor is duly elected and qualified;

    2. The election of one Class I Director for a term expiring at the 2001 annual meeting and until the Director's successor is duly elected and qualified; and

    3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on January 8, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                    By Order of the Board of Directors
                                     Richard E. Floor
                                     Secretary

St. Thomas, U.S.V.I.
February __, 1999


    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR BLUE PROXY CARD. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL FREE AT (800) ___-____.

                            LITTLE SWITZERLAND, INC.
                        161-B Crown Bay Cruise Ship Port
                          St. Thomas, U.S.V.I.  00804
                                 (340) 776-2010

                                  ____________

                                PROXY STATEMENT
                                  ____________


                         ANNUAL MEETING OF STOCKHOLDERS

                   To Be Held on Thursday, February 25, 1999


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Little Switzerland, Inc., a corporation incorporated under the laws of the state of Delaware on May 23, 1991 (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, February 25, 1999, at [____], local time, at 225 Franklin Street, 33rd Floor, Boston, Massachusetts, and any adjournments or postponements thereof (the "Annual Meeting"). Unless otherwise indicated, references to the "Company" in this Proxy Statement include its various subsidiaries.

    At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

        1. The election of one Class III Director for a term to continue until the 2000 annual meeting and until the Director's successor is duly elected and qualified;

        2. The election of one Class I Director for a term to continue until the 2001 annual meeting and until the Director's successor is duly elected and qualified; and

        3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

    The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about February [__], 1999 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on January 8, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of the Company's common stock, par value $.01 per share ("Common Stock"), of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 8,624,202 shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

    The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a Director of the Company and the affirmative vote of a majority of the shares of stock voting on a matter is necessary to approve any proposal presented at the Annual Meeting. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. In addition, abstentions will be treated as votes cast against a particular proposal while broker non-votes will have no impact on the outcome of the vote on a particular proposal. With respect to the election of Directors, votes may only be cast in favor of or withheld from the nominee; there is no ability to abstain. In addition, broker non-votes will have no effect on the outcome of the election of Directors.

    Stockholders of the Company are requested to sign, date and promptly mail the accompanying Blue Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of C. William Carey and Adriane J. Dudley, the Board of Directors' two nominees, for Directors. It is not anticipated that any matters other than the election of Directors will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

    Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company at Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

    The Company's Annual Report, including financial statements for the fiscal year ended May 30, 1998 ("Fiscal 1998"), is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

                  RECENT DEVELOPMENTS; POTENTIAL PROXY CONTEST

    In February 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Destination Retail Holdings Corporation ("DRHC") and certain of its affiliates, pursuant to which DRHC would acquire all of the issued and outstanding shares of the Common Stock of the Company at the effective time of the proposed merger for $8.10 per share in cash. At the Special Meeting of Stockholders held on May 8, 1998, the stockholders of the Company approved this proposed merger. On June 9, 1998, the Company terminated the Merger Agreement because of DRHC's inability to raise the financing necessary to consummate the proposed merger and announced that it would continue to transact business as an independent entity. Following termination of the Merger Agreement, the Company commenced legal action against DRHC, certain of its affiliates and Stephen Crane, DRHC's controlling stockholder, in the United States District Court for the District of Delaware seeking damages caused by the defendants' breach of the Merger Agreement. This action is still pending.

    Prior to entering into the Merger Agreement with DRHC, the Company was the exclusive authorized retailer for Rolex watches on the islands on which the Company operates. Following the execution of the Merger Agreement with DRHC, Rolex suspended shipments of its products to the Company because Rolex indicated that it did not believe it would be in its best interest to begin a business relationship with DRHC. The Company received its last shipment of Rolex products in January, 1998.

    On August 14, 1998, the Company announced the resignation of John E. Toler, Jr., the former President and Chief Executive Officer of the Company, effective August 31, 1998. The Company has commenced the selection process for a new President and Chief Executive Officer, and has selected a nationally recognized executive search firm to assist in this process. The Board of Directors appointed C. William Carey as Acting Chief Executive Officer until such time as a successor President and Chief Executive Officer is identified.

     Following the termination of the Merger Agreement with DRHC, management and the Board of Directors actively sought to rebuild the Company's business. Management of the Company has explored and pursued opportunities for expanding existing, and adding new product lines in both watches and jewelry. In connection with these efforts, the Company has added Movado, Baume & Mercier and Mont Blanc time pieces to its watch lines and has added Breitling watches to its flagship store in Aruba. In addition, the Company has increased the showcase space allocated to jewelry in certain of its larger stores to accommodate a greater variety of moderate to higher priced fashion merchandise, including diamond, tanzanite, pearl and certain designer name classifications. Management of the Company also has endeavored to reassure vendors and employees concerning the Company's future prospects, and has successfully recruited a number of talented senior executives, including its Chief Financial Officer and new General Merchandise Manager.

    In December 1998, two different stockholders of the Company nominated their own candidates (collectively, the "Stockholder Nominees") for election as Directors of the Company at the Annual Meeting. Donald L. Sturm has nominated Melanie L. Sturm for election as a Class III Director and Richard C. Hunter for election as a Class I Director. Mr. Sturm has advised the Company that he intends to solicit proxies from the Company's stockholders to authorize him or his representative to vote shares to elect Ms. Sturm and Mr. Hunter as Directors of the Company. Jewelcor has nominated Seymour Holtzman for election as a Class I Director and Peter R. McMullin for election as a Class III Director. Mr. Sturm and Jewelcor each have notified the Company that they, or their duly authorize representatives, intend to appear in person at the Annual Meeting to nominate their respective Stockholder Nominees. To date, neither Mr. Sturm nor Jewelcor has filed proxy materials with the SEC or given the Company reasons for the election of their respective Stockholder Nominees.

    The Company believes that any changes in the membership of the Board of Directors will be disruptive to management's plans to rebuild the Company's business and could continue to impede the Company's growth and rebuilding initiatives. For these reasons, your Board of Directors recommends that you reject the Stockholder Nominees and vote "FOR" the Board's nominees on the enclosed blue proxy card.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of five members and is divided into three classes, with one Director in Class I and two Directors in each of Class II and III. John E. Toler, Jr., a Class III Director, will not stand for re-election. Therefore, after the Annual Meeting, the Board of Directors of the Company will consist of four members divided into three classes, with one Director in each of Class I and III and two Directors in Class
II. Directors serve for three-year terms, with one class of Directors being elected by the Company's stockholders at each annual meeting. However, because no annual meeting of stockholders was held for 1997, the Class III Director up for re-election at the Annual Meeting will serve for a term ending at the 2000 annual meeting.

    At the Annual Meeting, one Class III Director will be elected to serve until the 2000 annual meeting and one Class I Director will be elected to serve until the 2001 annual meeting, each until their successors are duly elected and qualified. The Board of Directors has nominated C. William Carey for re-election as Class III Director and Adriane J. Dudley for election as Class I Director. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of C. William Carey and the election of Adriane J. Dudley as Directors. Each of the nominees of the Board of Directors has agreed to stand for election and to serve if elected as a Director. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, properly executed proxies voting in favor of the nominees of the Board of Directors will be voted for the election of such other person or persons as the Board of Directors may recommend.

Vote Required For Approval

    A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a Board's Nominee as a Director of the Company.

    The Board of Directors of the Company recommends that you vote FOR the election of the nominees of the Board of Directors, C. William Carey and Adriane
J. Dudley, as Directors of the Company.


                        INFORMATION REGARDING DIRECTORS

    The Board of Directors of the Company held thirty-one (31) meetings during Fiscal 1998 to deal with, among other things, the Merger Agreement and its subsequent termination. During Fiscal 1998, each of the incumbent Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of which he or she was a member. The Board of Directors has established an Audit Committee and a Compensation Committee to assist it in discharging its duties. During Fiscal 1998 a majority of the members of all committees were outside directors. The current members of the Audit Committee are Messrs. Carey and Donaldson. The Audit Committee reviews the financial statements of the Company and the scope of the annual audit, monitors the Company's internal financial and accounting controls and recommends to the Board of Directors the appointment of independent certified public accountants. The Audit Committee met once during Fiscal 1998. The current members of the Compensation Committee are Messrs. Carey and Donaldson. The Compensation Committee recommends the compensation levels of officers and employees of the Company to the Board of Directors and is responsible for administering the Company's stock option plans pursuant to authority delegated to it by the Board of Directors. The Compensation Committee met twice during Fiscal 1998. The Board of Directors does not maintain a nominating committee. Instead, its functions are carried out by the entire Board of Directors.

    Directors who are officers or employees of the Company receive no compensation for service as Directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may from time to time determine. Non-employee Directors each receive an annual retainer of $5,000, plus a fee of $2,500 for each Board of Directors meeting attended ($500 if such meeting is held via telephone conference) if such meeting does not take place in conjunction with a regularly scheduled Board of Directors meeting. In addition, non-employee Directors who are members of committees each receive $1,000 for each committee meeting attended ($500 if such meeting is held via telephone conference). All Directors are reimbursed for expenses incurred in connection with attendance at meetings. In addition to the above compensation, in May, 1998, the Company awarded each person who was a Director of the Company at the end of Fiscal 1998 a gold watch for services provided during Fiscal 1998. The aggregate gross value of such watches was approximately $51,000.

    In order to align stockholder and director interests, in 1992 the Board of Directors established the 1992 Non-Employee Directors' Nonqualified Stock Option Plan (the "1992 Option Plan"). Pursuant to the 1992 Option Plan, each eligible non-employee Director automatically receives an option to purchase 3,000 shares of Common Stock on the last day of the Company's fiscal year. All options granted pursuant to the 1992 Option Plan vest and are immediately exercisable upon grant. All options granted under the 1992 Option Plan have an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date. On May 30, 1998, the then eligible non-employee Directors of the Company each received an option to purchase 3,000 shares of Common Stock at an exercise price of $5.5625 per share, the fair market value of the Common Stock on May 29, 1998. In addition, on December 23, 1998, in connection with her appointment to the Board of Directors, Ms. Dudley received an option granted pursuant to the 1992 Option Plan to purchase 5,000 shares of Common Stock at an exercise price of $2.50 per share, the fair market value of the Common Stock on December 23, 1998.

    Set forth below is certain information regarding the Directors of the Company as of December 28, 1998, including each of the Directors who have been nominated for election at the Annual Meeting, based on information furnished by them to the Company.

Name                                             Age  Director Since
----                                             ---  --------------

Class I-Term Expires 2001

Adriane J. Dudley /(1)(2)/...................     50       1998

Class II-Term Expires 1999

Timothy B. Donaldson.........................     64       1991
Kenneth W. Watson............................     56       1991

Class III-Term Expires 2000

C. William Carey /(1)/.......................     61       1991
John E. Toler, Jr./(3)/......................     55       1995

-----------------------
(1) Nominee of the Board of Directors.

(2) Ms. Dudley was appointed as a Class I Director of the Company on December 1, 1998 and her term expires at the Annual Meeting.

(3)  Mr. Toler will not stand for re-election at the Annual Meeting.

    The principal occupation and business experience during at least the last five years for each Director of the Company is set forth below.

    Mr. Carey resigned as the Chairman of the Board of Directors of the Company effective September 1, 1998 and, on such date, became the Acting Chief Executive Officer of the Company. Since January 1997, Mr. Carey has been President of Carey Associates, Inc., a company engaged in international marketing and finance, management consulting and Russian business development. From 1965 through January 3, 1997, he served as Chairman, Chief Executive Officer, President and Treasurer of Town & Country Corporation ("Town & Country"), which was the sole stockholder of the Company prior to the public offering of approximately 68% of the Company's Common Stock in July 1991. Town & Country is a public company specializing in the international design, manufacture and distribution of jewelry. On November 11, 1997, Town & Country filed a petition under chapter 11 of the federal bankruptcy laws with the United States Bankruptcy Court for the District of Massachusetts (Case No: 97-20872-WCH).
Town & Country's Fourth Amended Plan of Reorganization, dated April 16, 1998, was confirmed on May 26, 1998. Mr. Carey is also a Director of Prospect Street High Income Portfolio, Inc.

    Mr. Donaldson has been Chairman and Chief Executive Officer of Dynamo M. Ltd., an investment trading company, since 1995 and has been a Director since 1991. Presently, Mr. Donaldson is also Chairman of the Bahamas Securities and Exchange Commission. He has been Ambassador to the United States, Government of the Bahamas (1993 to 1995); Chairman, Bank of Montreal (Bahamas & Caribbean Ltd.) (1980 to 1983); Governor, the Central Bank of The Bahamas (1968 to 1980); Governor, International Monetary Fund (1974 to 1980); Governor, The World Bank (1974 to 1980); and Governor, Caribbean Development Bank (1975 to 1980).

    Ms. Dudley has been an attorney with Dudley, Clark & Chan, a Caribbean law firm of which she is the senior partner since 1985, and has been a Director since 1998. Presently, Ms. Dudley is a member of the Board of Directors of the American Bar Association and is also a member of the Board's Finance Committee.

She is also a member of the Board of Directors of the Foundation for the University of the Virgin Islands and serves on its Investment Committee (1996-present). She has served as President of the St. Thomas-St. John Chamber of Commerce (1986, 1989 and 1993), and continues to serve on its Board of Directors. She has also served on the Boards of the V.I. Public Television Stations (WTJX) (1979 to 1984); the Queen Louise Home for Children (1980 to
1983); Legal Services of the Virgin Islands (1978 to 1980); and the United Way (1991 to 1992).

    Mr. Toler served as President and Chief Executive Officer of the Company until his resignation as such effective August 31, 1998. Mr. Toler has served as a Director of the Company since November 1, 1995, but will not stand for re-election at the Annual Meeting. Prior to joining the Company, Mr. Toler was Director of Merchandising of Trimingham's, Bermuda, from May 1995 through October 1995 and President and Chief Executive Officer of Sage-Dey, Inc. from August 1991 to May 1993. From October 1990 through July 1991, Mr. Toler was President and Chief Executive Officer of Sage-Allen, Inc. Mr. Toler was a 15-year employee of May Department Stores Company where he served as President and Chief Executive Officer of several regional department store divisions.

    Mr. Watson served as Chief Executive Officer and President of the Company from January 1, 1994 to October 21, 1994, and has been a Director since 1991. Since October 1996, Mr. Watson has served as Vice President-Consumer Marketing of the New York Times Magazine Group, a subsidiary of the New York Times Company. Mr. Watson served as Executive Vice President of K-Mart Corporation from October 1994 through March 1996. Mr. Watson was President of Louis Vuitton Stores, Inc. from July 1992 to March 1993. Previously, he was Chairman and Chief Executive Officer of Gump's, a retailer of jewelry, art and gift items from September 1989 to June 1992 and President and Chief Executive Officer of Cartier, Inc. from 1985 to September 1989.


                               EXECUTIVE OFFICERS

    The names and ages of all executive officers of the Company and the principal occupation and business experience during at least the last five years for each are set forth below as of December 28, 1998.

             Name                Age               Position
             ----                ---               --------

C. William Carey.............     61  Acting Chief Executive Officer

David J. Nace................     52  Chief Financial Officer, Executive
                                      Vice President and Treasurer

William Canfield.............     51  Vice President of Store Operations

Michael M. Poole.............     56  Vice President and General
                                       Merchandise Manager

    Mr. Canfield has been Vice President of Store Operations since June 1994. In that position, he has been responsible for store operations, new store development and strengthening the Company's position in jewelry throughout its stores. Mr. Canfield was Managing Director of Colombian Emeralds International from December 1979 to June 1994. In the past, he served as the President of the St. Thomas Retail Association for two years.

    Mr. Nace has been the Chief Financial Officer, Executive Vice President and Treasurer of the Company since September 1998. Mr. Nace was the Executive Vice President, Chief Financial Officer and Treasurer for Gart Sports Company, a publicly held, full-line sporting goods retailer, from October 1993 to January 1998. From June 1981 to June 1993, Mr. Nace was the Vice President, Controller of Child World, Inc.

    Mr. Poole has been the Vice President and General Merchandise Manager of the Company since August 1998. Mr. Poole was the Director of Licensing for Combine International Inc., a jewelry manufacturing company, from August 1996 to August 1998. From September 1991 to July 1996, Mr. Poole was the President of NXP, d/b/a Jewels at A.H. Riise, a retail jewelry store in St. Thomas, U.S.V.I.

    Subject to the terms of their respective employment agreements, each of the officers holds his respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.


                             EXECUTIVE COMPENSATION

    The following sections of this Proxy Statement set forth and discuss the compensation paid or awarded during the last three years to (i) the Company's Chief Executive Officer and the two most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1998 and (ii) one other individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of Fiscal 1998.

Summary Compensation Table

    The following table shows for the fiscal years ended June 1, 1996, May 31, 1997 and May 30, 1998 compensation paid by the Company to (i) the Chief Executive Officer and the two most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1998 and (ii) one other individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of Fiscal 1998.

                                           Annual compensation                           Long Term Compensation
                             --------------------------------------------------      -------------------------------
                                                                                      Awards                Payouts
                                                                                     --------              ---------
                                                                    Other Annual   Restricted     Securities     LTIP      All Other
                                           Salary        Bonus      Compensation   Stock Award(s) Underlying   Payouts  Compensation
Name and Principal Position    Year          ($)           ($)           ($)           ($)        Options (#)    ($)         ($)
---------------------------  ----------  ------------   ----------     --------    ------------   ------------   ---     -----------
John E. Toler, Jr..........    1998       $300,000     $140,000      $4,000(7)             -              -       -   $6,688(12)(13)

 President and Chief           1997       $300,000            -      $3,000(7)             -        300,000(10)   -   $3,894(12)
 Executive Officer(1)          1996       $177,804     $ 50,000      $1,750(8)             -              -

Thomas S. Liston...........    1998       $ 81,845            -                            -         25,000(11)   -        -
 Chief Financial Officer,      1997              -            -                            -              -       -        -
 Vice President and            1996              -            -                            -              -       -        -
 Treasurer(2)

William Canfield...........    1998       $173,000     $ 28,000           -                -              -       -   $8,659(14)
 Vice President of             1997       $173,000            -           -                -              -       -        -
 Store Operations              1996       $156,327     $ 15,000           -                -              -       -        -

Ronald J. Lataille.........    1998       $ 74,077     $ 50,000(4)        -                -              -       -        -
 President and Chief           1997       $150,000     $ 44,202(5)        -                -              -       -        -
 Executive Officer,            1996       $110,000     $ 70,000(6)   $1,250(9)             -              -       -        -
 Chief Financial Officer
   and Vice President(3)

___________________
(1) Mr. Toler resigned as the Chief Executive Officer and President of the Company effective August 31, 1998.

(2) Mr. Liston resigned as the Chief Financial Officer, Vice President and Treasurer of the Company effective September 10, 1998.

(3) Mr. Lataille resigned as the acting Chief Executive Officer and President of the Company on October 31, 1995, and resigned as the Chief Financial Officer and Vice President of the Company on October 31, 1997.

(4) Mr. Lataille was awarded a one time stay bonus of $50,000 during Fiscal
    1998.

(5) Mr. Lataille was awarded a bonus of $44,202 as compensation for certain services to the Company performed during the fiscal year ended May 31, 1997. Specifically, Mr. Lataille provided additional services to the Company in connection with (i) the preparation and filing of an insurance claim on behalf of the Company in connection with hurricane damage to certain of the Company's properties and (ii) the initial analysis for the disposition and redevelopment of assets of the Company, to be used later by Wasserstein Perella & Co., Inc., the Company's financial advisor, in the development of a strategic plan for the Company.

(6) Mr. Lataille was awarded a bonus of $50,000 as compensation for his services to the Company as its acting President and Chief Executive Officer from October 21, 1994 to October 31, 1995.

(7) This amount represents the cost to the Company for one year of certain automobile allowances.

(8) This amount represents the cost to the Company for seven months of certain automobile allowances.

(9) This amount represents the cost to the Company for five months of certain automobile allowances.

(10) In connection with his appointment as President and Chief Executive Officer of the Company, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock pursuant to the Little Switzerland, Inc. 1991 Stock Option Plan (the "1991 Option Plan").

(11) In connection with his appointment as Chief Financial Officer, Vice President and Treasurer of the Company, the Company granted Mr. Liston an option to purchase 25,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan. Pursuant to the terms of the Incentive Stock Option Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.

(12) Effective June 1, 1996, the Company replaced its tax-qualified discretionary contribution retirement plan with a 401(k) Plan under which the Company matches each employee's contribution up to 3% of compensation. In Fiscal 1998, the Company contributed $2,423 to the individual account maintained on behalf of Mr. Toler pursuant to the 401(k) Plan. In fiscal 1997, the Company contributed $3,894 to an individual account maintained on behalf of Mr. Toler pursuant to the 401(k) Plan.

(13) This amount includes $4,265 in insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Toler.

(14) This amount represents $1,092 in insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Canfield and $7,567 in remainder of premiums paid by the Company due to Mr. Canfield's interest in the cash surrender value under one such insurance policy.

Option Grants in Last Fiscal Year

    The following table sets forth the number of shares underlying stock options granted during Fiscal 1998 to the Chief Executive Officer and each other executive officer named in the Summary Compensation Table and certain other information regarding such stock options.

                                     Individual Grants
                ----------------------------------------------------------
                                                                                     Realizable Value         Alternative
                       Number of   Percent of                                         At Assumed Annual        To (f) and
                      Securities     Total                                             Rates Of Stock          (g): Grant
                      Underlying    Options/                                         Price Appreciation        Date Value
                       Option     SARs Granted   Exercise                              for Option Term         -----------
                        /SARs     To Employees   Or Base                             ------------------        Grant Date
                       Granted     In Fiscal      Price                                                         Present
Name                     (#)         Year       ($/Sh)(1)     Expiration Date          5% ($)    10% ($)        Value $
---------------------  -------   ------------   ---------     ---------------         -------   --------      ------------
John E. Toler, Jr....        -          -              -                -                    -         -            -

Thomas S. Liston(2)..   25,000        100%       $6.4375          9/29/07              101,213   256,493            -

William Canfield.....        -          -              -                -                    -         -            -

Ronald J. Lataille...        -          -              -                -                    -         -            -

_____________
(1) The exercise price is equal to the fair market value of a share of Common Stock on the grant date. The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the Securities and Exchange Commission (the "SEC"), compounded annually. The potential realizable value is not intended to predict future appreciation of the price of the Company's Common Stock. The values shown do not consider nontransferability, vesting or termination of the options upon termination of employment.

(2) In connection with his appointment as Chief Financial Officer, Vice President and Treasurer of the Company, the Company granted Mr. Liston an option to purchase 25,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan. This option vested and became immediately exercisable upon the execution of the Merger Agreement with DRHC and certain of its affiliates pursuant to the terms of the 1991 Option Plan. Pursuant to the terms of the Incentive Stock Option Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

    The following table sets forth the shares acquired and the value realized upon exercise of stock options during Fiscal 1998 by the Chief Executive Officer and each other executive officer named in the Summary Compensation Table and certain information concerning the number and value of unexercised options.

                                                                                    Value of Unexercised
                                                                                       In-the-Money
                                                      Number of Securities               Options at
                                                     Underlying Unexercised             FY-End($)(2)
                           Shares Acquired on      Value Options at FY-End(#)    -------------------------------
Name                    Exercise(#)  Realized($)  Exercisable(1)  Unexercisable  Exercisable     Unexercisable
----------------------  -----------  -----------  --------------  -------------  ------------  -----------------

John E. Toler, Jr.....           -            -       300,000           -            $618,750             $0

Thomas S. Liston......           -            -        25,000(3)        -            $      0             $0

William Canfield......           -            -        60,000           -            $  8,125             $0

Ronald J. Lataille....      70,000      196,750             -           -                   -              -
------------------

(1) All of the unvested options on the date of the execution of the Merger Agreement with DRHC automatically vested and became immediately exercisable pursuant to the terms of the 1991 Option Plan.

(2) Equal to the market value of shares covered by in-the-money options on May 30, 1998 (based on the market value of $5.5625 per share as reported by the NASDAQ National Market as of May 29, 1998) less the aggregate option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(3) Pursuant to the terms of the Incentive Stock Option Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

    During Fiscal 1998, the Compensation Committee of the Board of Directors of the Company consisted of C. William Carey, Timothy B. Donaldson and Ilene B.
Jacobs, all of whom were outside directors during Fiscal 1998.   Ms. Jacobs
resigned as a member of the Board of Directors effective September 14, 1998 and, on such date, the Compensation Committee was reconstituted with Messrs. Carey and Donaldson. The Compensation Committee approves Company compensation policies and procedures and establishes compensation levels for executive officers. The Compensation Committee also administers and grants awards under the 1991 Option Plan and the Company's Employee Stock Purchase Plan.

    Compensation Policies for Executive Officers

    The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with Company performance, reward above average individual performance, and assist the Company in attracting and retaining qualified management. The Compensation Committee has determined that base salaries of executive officers should be set at levels that are competitive within the local retail industry. In addition, the Compensation Committee believes that it is appropriate to reward outstanding performance through a combination of cash bonuses and stock option grants and, through stock option grants, to provide a competitive compensation package that will enable the Company to attract and retain the executives needed to achieve such performance. The Compensation Committee also has determined that any stock option or other equity-based compensation should involve long-term vesting to encourage long-term tenure and enhancement of shareholder value over the long-term.

    Base salaries for executive officers are targeted according to the salaries of employees holding similar offices and having similar responsibilities within the local retail industry. The Compensation Committee also considers the relative cost of living within the United States Virgin Islands. Annual salary adjustments for executive officers are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive officer and any change in the responsibilities assumed by the executive officer. Salary adjustments are normally determined and made on an annual basis.

    The base salary and salary adjustments for John E. Toler, Jr., President and Chief Executive Officer of the Company during Fiscal 1998 were established pursuant to his employment agreement, as described below under "--Employment Contracts, Termination of Employment." See "--Compensation of John E. Toler, Jr., Former Chief Executive Officer" below. The terms of employment of Thomas
S. Liston, the Chief Financial Officer, Vice President and Treasurer of the Company as of the end of Fiscal 1998, were determined by the Compensation Committee and approved by the Board of Directors.

    Cash bonuses paid to executive officers generally are earned primarily through the achievement of financial goals relative to each officer's responsibilities. Such financial goals include targeted sales and profit levels, earnings before interest and taxes ratios, selling, general and administrative expense ratios, return on assets, inventory shrinkage and inventory turns. Based on this criteria for Fiscal 1998, Mr. Toler and Mr. Canfield received $140,000 and $28,000, respectively, as a bonus. Cash bonuses may also be paid to executive officers in accordance with the terms of their employment agreements. Bonuses payable pursuant to such agreements generally are earned through the achievement of the financial goals similar to those discussed above and may also be awarded for executive retention purposes in the sole discretion of the Compensation Committee. Pursuant to their respective employment contracts, Messrs. Toler, Liston and Canfield were each eligible to earn a bonus of up to 45.83%, 25% and 25%, respectively, of their respective base salaries for Fiscal 1998. See "--Compensation of John E. Toler, Jr., Former Chief Executive Officer" and "--Employment Contracts, Termination of Employment" below. Occasionally, cash bonuses are paid to executive officers for the performance of services to the Company outside the scope of their offices, as determined by the Compensation Committee of the Board of Directors of the Company.

    Stock options are designed to attract and retain executives who can make significant contributions to the Company's success; reward executives for such significant contributions; and give executives a longer-term incentive to increase shareholder value. In determining whether to grant stock options to executive officers, the Compensation Committee evaluates each officer's performance by examining criteria similar to that involved in fixing cash bonuses (but without any specific performance measures) and awards reflect individual performance reviews. The Compensation Committee also may grant stock options for executive retention purposes, taking into account, among other things, general industry practice. Stock options typically vest over three to five years in order to encourage outstanding performance over the long-term. Historically, stock options generally have been granted with a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. Upon the execution of the Merger Agreement with DRHC all unvested stock options on the date of the execution of the Merger Agreement automatically vested pursuant to the terms of the 1991 Option Plan.

    Compensation of John E. Toler, Jr., Former Chief Executive Officer

    The base salary and bonus for Mr. Toler, the Company's President and Chief Executive Officer during Fiscal 1998 were established by Mr. Toler's employment agreement. See "--Employment Contracts, Termination of Employment" below. During Fiscal 1998, there were no adjustments made to Mr. Toler's base salary, and he received a cash bonus equal to $140,000, in accordance with the terms of his employment agreement. Additionally, pursuant to the terms of Mr. Toler's employment agreement, on November 1, 1995, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock at $3.50 per share pursuant to the 1991 Option Plan. This option automatically vested upon the execution of the Merger Agreement with DRHC pursuant to the terms of the 1991 Option Plan. In connection with his resignation, the Board of Directors has amended his option agreement so that he may exercise the option after the termination of his employment with the Company at any time prior to September 1, 2000, upon which date the option shall expire.

    Federal Tax Regulations

    As a result of Section 162(m) of the Internal Revenue Code (the "Code"), the Company's deduction of executive compensation may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the Company's taxable year and whose compensation is reported in the summary compensation table in the Company's proxy statement) receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the
Code). The Company intends to take appropriate action to comply with such regulations, if applicable, in the future.

            C. William Carey                 Timothy B. Donaldson

Compensation Committee Interlocks and Insider Participation

    Mr. Carey served as a member of the Compensation Committee of the Board of Directors of the Company during Fiscal 1998. Mr. Carey also served as the Chairman of the Board of Directors of the Company until September 1, 1998 and, on such date, became the Acting Chief Executive Officer of the Company.

    Mr. Carey was the controlling stockholder of Town & Country during a portion of calendar year 1997 and was President, Chief Executive Officer and Chairman of the Board of Town & Country until January 3, 1997. On November 11, 1997, Town & Country filed a petition under chapter 11 of the federal bankruptcy laws with the United States Bankruptcy Court for the District of Massachusetts (Case No. 97-20872-WCH). Town & Country's Fourth Amended Plan of Reorganization, dated April 16, 1998, was confirmed on May 26, 1998. Town & Country and certain of its subsidiaries supply the Company with jewelry. The aggregate amount of purchases by the Company from these entities totaled approximately $1.4 million, $640,000 and $560,000, in fiscal 1996, 1997 and 1998, respectively. Pursuant to written agreements among Town & Country, these subsidiaries and the Company, Town & Country and the subsidiaries have agreed to supply jewelry to the Company at the Company's option, on the terms and conditions in effect prior to the Company's initial public offering. These agreements are automatically renewed each year unless either party terminates upon 60 days' notice prior to the end of a year. The Company believes that all jewelry purchased pursuant to these agreements with Town & Country and its subsidiaries can be readily purchased from other, unrelated third party suppliers on comparable terms, and that these agreements do not restrict the Company from purchasing from other sources. See "Certain Relationships and Related Transactions."

    On June 2, 1996, Mr. Carey entered into a consulting agreement with the Company (the "CWC Consulting Agreement"). Pursuant to the CWC Consulting Agreement, Mr. Carey provided consulting services to the Company, including, without limitation, advice with respect to business and product planning, marketing strategy, leasing and new store development and executive recruitment, in exchange for a consulting fee at the annual rate of $150,000, payable in monthly installments. In addition, Mr. Carey was entitled to receive reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations thereunder. In connection with his position as Acting Chief Executive Officer of the Company, the Company terminated the CWC Consulting Agreement effective September 1,
1998. Mr. Carey has received $37,500 in lieu of the three-month notification necessary pursuant to the CWC Consulting Agreement to terminate such agreement.

    The Company has entered into an employment agreement with Mr. Carey with respect to his position as acting Executive Officer and President of the Company. For a description of certain terms of such employment agreement, see "--Employment Agreements, Termination of Employment."

    The Company has terminated the Success Fee Agreement, dated as of February 4, 1998, with Mr. Carey. Subsequently, on January 15, 1999, the Company entered into a new success fee agreement with Mr. Carey pursuant to which, under certain circumstances, he will be entitled to receive a fee upon the successful completion of certain transactions involving the Company. For a more detailed description of this agreement, see "Certain Relationships and Related Transactions."

    The other members of the Compensation Committee of the Board of Directors of the Company during Fiscal 1998 were Timothy B. Donaldson and Ilene B. Jacobs. Ms. Jacobs resigned as a member of the Board of Directors effective September 14, 1998. Neither Mr. Donaldson nor Ms. Jacobs has ever been an officer or employee of the Company or has ever had any other reportable relationship with the Company other than through his/her position as a Director of the Company.

Shareholder Return Performance Graph

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Company's Common Stock and assuming reinvestment of dividends, with the total return of companies within the NASDAQ stock market and the companies within the NASDAQ Retail Trade Stocks Index prepared by the Center for Research in Security Prices at The University of Chicago Graduate School of Business. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the NASDAQ stock market and the NASDAQ Retail Stocks Index on July 18, 1991.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                            LEGEND

CRSP TOTAL RETURNS INDEX FOR:      05/28/93   05/31/94   05/31/95   05/31/96   05/30/97   05/29/98
----------------------------       --------   --------   --------   --------   --------   --------
Little Switzerland, Inc.             100.0      65.0       47.5       58.8       57.5       55.6
Nasdaq Stock Market
  (US Companies)                     100.0     105.3      125.3      182.0      205.0      260.5
Nasdaq Retail Trade Stocks           100.0     101.5      103.5      142.1      137.2      183.8
SIC 5200-5599, 5700-5799,
5900-5999 US & Foreign

Employment Contracts, Termination of Employment

    On November 1, 1995, Mr. Toler entered into an employment agreement with the Company (the "Toler Employment Agreement"), pursuant to which Mr. Toler was to serve as President and Chief Executive Officer of the Company for a five-year term. Mr. Toler resigned as Chief Executive Officer and President of the Company effective August 31, 1998. Under the Toler Employment Agreement, Mr. Toler received a base salary of $300,000 over each twelve-month period employed. The Toler Employment Agreement did not provide for any adjustment of base salary over the term. Pursuant to the Toler Employment Agreement, Mr. Toler was entitled to receive a bonus if certain performance criteria were satisfied, ranging from 33.33% of base salary for fiscal 1996 to 50% of base salary for fiscal 1999 and each fiscal year thereafter. In the event the Company terminated Mr. Toler's employment without cause, Mr. Toler was entitled to receive the salary plus the pro rata share of any cash bonus he would have received if he had continued his employment for 18 months following the date of such termination. Mr. Toler was subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of 18 months subsequent to his leaving the Company. On August 14, 1998, Mr. Toler entered into a letter agreement (the "Toler Letter Agreement") with the Company, pursuant to which Mr. Toler received an aggregate amount equal to $19,883 as payment for certain fees and expenses upon his resignation as President and Chief Executive Officer of the Company. In addition, pursuant to the Toler Letter Agreement, Mr. Toler received a one time stay bonus equal to $4,000 and is entitled to purchase any and all of the Company's merchandise, at the Company's cost, up to a maximum aggregate amount equal to $20,000 until August 31, 1999. For a description of the options granted to Mr. Toler see "--Report of the Compensation Committee of the Board of Directors on Executive Compensation-- Compensation of John E. Toler, Jr., Former Chief Executive Officer."

    Mr. Carey entered into an employment agreement with the Company (the "CWC Employment Agreement") effective as of September 1, 1998. Under the terms of the CWC Employment Agreement, Mr. Carey will serve as Acting Chief Executive Officer and President of the Company for a one-year term, or until such time as a successor Chief Executive Officer and President of the Company commences employment. Mr. Carey will receive a base salary of $350,000 over the twelve-month period employed, but such amount will not be subject to adjustment over the term. In addition, Mr. Carey will be entitled to receive a minimum of six months' salary if the Company employs him for more than three months of the term of the employment (minus the amount of base salary actually paid to Mr. Carey). Upon the achievement of certain performance and other criteria, Mr. Carey will be entitled to receive up to a maximum of $50,000 per quarter (and up to 100% of such amount for each quarter or part thereof worked) as a quarterly bonus. The Board of Directors has authorized a payment of $41,250 to Mr. Carey as a bonus for the second quarter of the Company. Mr. Carey will also receive payment for certain expenses, including living expenses, relocation expenses and travel related expenses. Mr. Carey's employment may be terminated (i) immediately by the Company with "cause" (as defined in the CWC Employment Agreement) and (ii) upon 30 days' written notice and the two-thirds vote of all members of the Board of Directors without cause. Mr. Carey will be subject to certain non-competition provisions during the term of this employment. Additionally, on September 1, 1998, the Company granted Mr. Carey an option to purchase 150,000 shares of the Company's Common Stock at $2.25 per share. The Company granted this option outside of the 1991 Option Plan.

    On November 12, 1997, Mr. Liston entered into an employment agreement with the Company, which was subsequently amended on June 14, 1998 (the "Liston Employment Agreement"), pursuant to which Mr. Liston was to serve as the Chief Financial Officer, Vice President and Treasurer of the Company for a two-year term. Mr. Liston resigned as the Chief Financial Officer, Vice President and Treasurer of the Company effective September 10, 1998. Under the Liston Employment Agreement, Mr. Liston received a base salary ranging from $65,000 to $160,000 (depending on whether or not Mr. Liston rendered services under the Liston Employment Agreement at the main offices of the Company). Mr. Liston also was entitled to receive, upon the achievement of certain financial performance criteria, a bonus in an amount of up to 25% of his base salary in each year. Mr. Liston was subject to certain non-competition provisions during the term of his employment.

    Mr. Nace entered into an employment agreement with the Company (the "Nace Employment Agreement") effective as of September 10, 1998. Under the terms of the Nace Employment Agreement, Mr. Nace will serve as the Chief Financial Officer, Executive Vice President and Treasurer of the Company for a two-year term. Mr. Nace will receive a base salary of $200,000 over each twelve-month period employed, but such amount will not be subject to adjustment over the term. Upon achievement of certain performance criteria, Mr. Nace will be entitled to receive a bonus in an amount of up to 25% of his base salary in each year. Mr. Nace's employment may be terminated immediately by the Company with "cause" (as defined in the Nace Employment Agreement). If Mr. Nace's employment is terminated by the due to his disability, without cause or in the event of a change of control of the Company and Mr. Nace is not retained by the new company, then he will be entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any cash bonus he would have received if he had continued his employment. Mr. Nace will be subject to certain non-competition provisions during the term of his employment. Additionally, on September 10, 1998, the Company granted Mr. Nace an option to purchase 75,000 shares of the Company's Common Stock at $2.50 per share pursuant to the 1991 Option Plan.

    Mr. Poole entered into an employment agreement with the Company (the "Poole Employment Agreement") effective as of August 25, 1998. Under the terms of the Poole Employment Agreement, Mr. Poole will serve as Vice President and General Merchandise Manager of the Company for a two-year term. Mr. Poole will receive a base salary of $135,000 over each twelve-month period employed, but such amount will not be subject to adjustment over the term. Upon achievement of certain performance criteria, Mr. Poole is entitled to receive a bonus in an amount of up to 25% of his base salary in each year. Mr. Poole's employment may be terminated immediately by the Company with "cause" (as defined in the Poole Employment Agreement). If Mr. Poole's employment is terminated by the Company without cause, then he will be entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any cash bonus he would have received if he had continued his employment. Additionally, on August 25, 1998, the Company granted Mr. Poole an option to purchase 50,000 shares of the Company's Common Stock at $2.0625 per share. The Company granted this option outside of the 1991 Option Plan.

    On June 16, 1994, Mr. Canfield entered into an employment agreement with the Company (the "Canfield Employment Agreement"), pursuant to which Mr. Canfield serves as the Vice President of Store Operations of the Company for a five-year term. Under the Canfield Employment Agreement, Mr. Canfield receives a base salary ranging from $157,000 over the twelve-month period ended on June 15, 1996 to $182,000 over the twelve-month period ending on June 15, 1999, and upon the achievement of certain performance criteria, a bonus in an amount of up to 25% of his base salary in each year. Pursuant to the Canfield Employment Agreement, Mr. Canfield received a signing bonus equal to $50,000 on the date he became Vice President of Store Operations of the Company. In the event Mr. Canfield's employment is terminated by the Company due to his disability, for non-performance or without cause, Mr. Canfield is entitled to receive the salary he would have received had he continued his employment for 60 days, 90 days or 12 months, respectively, following the date of such termination. Mr. Canfield is subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of up to one year subsequent to his leaving the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Carey, a Director and the former Chairman of the Board of Directors of the Company, was the controlling stockholder of Town & Country during a portion of calandar year 1997 and was Chairman, President and Chief Executive Officer of Town & Country until January 3, 1997. Effective September 1, 1998, Mr. Carey resigned as Chairman of the Board of Directors of the Company and, on such date, became the Acting Chief Executive Officer of the Company. On October 22, 1997, Mr. Carey exchanged 25,000 shares of Town & Country Exchangeable Preferred Stock, which he acquired on June 9, 1994 at $7.1875 pre share, on a share-for-share basis into 25,000 shares of the Company's Common Stock.

    Town & Country and certain of its subsidiaries supply the Company with jewelry. The aggregate amount of purchases by the Company from these entities totaled approximately $1.4 million, $640,000 and $560,000 in fiscal 1996, 1997 and 1998, respectively. Pursuant to written agreements among Town & Country, these subsidiaries and the Company, Town & Country and the subsidiaries have agreed to supply jewelry to the Company at the Company's option, on the terms and conditions in effect prior to the Company's initial public offering. These agreements are automatically renewed each year unless either party terminates upon 60 days' notice prior to the end of a year. The Company believes that all jewelry purchased pursuant to these agreements with Town & Country and its subsidiaries can be readily purchased from other, unrelated third party suppliers on comparable terms, and that these agreements do not restrict the Company from purchasing from other sources.

    Mr. Carey was, as of the end of Fiscal 1998, also a Director of Solomon Brothers, Limited which, until termination on November 1, 1998, operated eight stores in the Bahamas under a franchise agreement with the Company. In addition, Mr. Carey entered into the CWC Consulting Agreement with the Company on June 2, 1996, which provided, among other things, that Mr. Carey would receive in exchange for certain services a consulting fee at the annual rate of $150,000 over a three-year term, as well as reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations thereunder. In connection with his position as Acting Chief Executive Officer of the Company, the Company terminated the CWC Consulting Agreement effective September 1, 1998. Mr. Carey has received $37,500 in lieu of the three-month notification necessary pursuant to the CWC Consulting Agreement to terminate such agreement. See "Executive Compensation-- Compensation Committee Interlocks and Insider Participation."

    The Company has entered into an employment agreement with Mr. Carey with respect to his position as acting Chief Executive Officer and President of the Company. For a description of certain terms of such employment agreement, see "Executive Compensation--Employment Agreements, Termination of Employment."

    To modify a previously existing agreement, on January 15, 1999, the Company entered into a new success fee agreement with Mr. Carey (the "New Success Fee Agreement") which narrows the scope of the Success Fee Agreement, dated as of February 4, 1998 (the "Old Success Fee Agreement"), between the Company and Mr. Carey. Whereas, the Old Success Fee Agreement provided for the payment of a fee upon the successful completion of any transaction, including a sale, purchase, merger, joint venture or combination thereof, by the Company, under the New Success Fee Agreement the Company is only obligated to pay Mr. Carey a fee if he actively participates in the negotiation, structuring and closing of certain specific transactions. These transactions are limited to a transaction or a series of related transactions approved by the Board of Directors of the Company that are a tender or exchange offer, merger, reorganization, consolidation or other business combination that directly result in the sale or other disposition of all or substantially all of the assets of the Company or a sale of all or substantially all of the issued and outstanding stock of the Company. As compensation for all such services, Mr. Carey is entitled to receive an amount equal to 83.33% of two-thirds of one percent of the aggregate value (as defined in the New Success Fee Agreement) of any such transaction. However, the Company is only obligated to make such payment if Mr. Carey is either employed by the Company or is a member of the Board of Directors of the Company on the closing date of any such transaction or transactions, unless the closing date occurs within three months of the date on which Mr. Carey ceases to neither be an employee nor a Director of the Company (unless such occurrence is due to Mr. Carey's resignation as an employee or director of the Company, in which case no payment will be due under the New Success Fee Agreement). In addition, no payment will be due Mr. Carey if such transaction involves any person, company or entity (i) that is operated by Mr. Carey, (ii) for which Mr. Carey is performing or has performed, in the twelve (12) months preceding the execution of the definitive documents relating to such transaction, any material advisory or consulting services, (iii) that employs Mr. Carey or (iv) in which Mr. Carey owns or has an agreement to own more than an one percent (1%) equity interest in a privately-held corporation or a five percent (5%) equity interest in a publicly-held corporation. The New Success Fee Agreement automatically terminates on January 15, 2000 if the closing of any such transaction does not occur by such date.

    The Company has retained during Fiscal 1998, and continues to retain, Dudley, Clark & Chan, of which Ms. Dudley is the senior partner, as its local law firm in St. Thomas, U.S.V.I. Based on information provided to the Company by Ms. Dudley, the fees received by Dudley, Clark & Chan from the Company during Fiscal 1998 did not exceed 5% of such firm's gross revenues for its last fiscal year.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

Beneficial Ownership

    The following table sets forth, to the best knowledge and belief of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of January 8, 1999 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's Directors, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company's executive officers and Directors as a group.

   Directors, Executive Officers    Shares Beneficially   Percent of
      and 5% Stockholders               Owned(1)           Class(2)
      -------------------               --------           --------
ValueVest Partners L.P. ............  1,177,400(3)           12.6%
  1 Sansome Street, 39 Floor,
  San Francisco, CA 94104
Donald L. Sturm
  3033 East First Avenue, Suite 200,
  Denver, CO 80206

Jewelcor Management, Inc............  1,092,000(4)           11.7%
Seymour Holtzman
Steven Holtzman
Trust F/B/O A. Holtzman Garcia
Custodial Account F/B/O
 Chelsea Holtzman
   100 N. Wilkes-Barre Boulevard
   Wilkes-Barre, PA 18702

Franklin Advisory Services, Inc. ...    843,000(5)           9.1%
   One Parker Plaza,
   Sixteenth Floor,
   Ft. Lee, NJ  07024

Franklin Resources, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
   777 Mariners Island Boulevard,
   San Mateo, CA 94404

The TCW Group, Inc. ................    637,300(6)           6.8%
Robert Day
   865 South Figueroa Street,
   Los Angeles, CA  90017

1838 Investment Advisors, LP. ......    439,795(7)           4.7%
  5 Radnor Corp. Ctr., Suite 320
  Radnor, PA  19087

William Canfield....................     60,000(8)             *
C. William Carey....................    278,000(9)           2.9%
Timothy B. Donaldson................     24,000(10)            *
Adriane J. Dudley...................      5,000(11)            *
Ronald J. Lataille..................      1,158                *
Thomas S. Liston....................          0(12)            *
John E. Toler, Jr...................    300,000(13)            *
Kenneth W. Watson...................     30,000(14)            *
All directors and executive officers
  as a group (8 persons)............    722,000(15)          7.8%
-----------

*   Less than 1%.

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth as beneficially owned include shares of Common Stock which such

     Directors or officers had the right to acquire within 60 days of January 8, 1999 under options previously granted pursuant to the 1991 Option Plan and the 1992 Option Plan. Upon the execution of the Merger Agreement with DRHC, all unvested stock options on the date of the execution of the Merger Agreement automatically vested pursuant to the terms of the 1991 Option Plan.

(2) Percentages are calculated on the basis of 9,318,202 shares of stock outstanding as of January 8, 1999, which includes 62,000 shares subject to options exercisable within 60 days of January 8, 1999 granted pursuant to the 1992 Option Plan, 592,000 shares subject to options exercisable within 60 days of January 8, 1999 granted pursuant to the 1991 Option Plan, and 40,000 shares subject to options exercisable within 60 days of January 8, 1999 granted to Messrs. Carey and Poole outside of the 1991 Option Plan.

(3) The above information is based on copies of a statement on Schedule 13D filed with the SEC on May 5, 1997, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on August 4, 1997, as amended by Amendment No. 2 to Schedule 13D filed with the SEC on October 30, 1998, which indicates that ValueVest Partners L.P. has sole voting and dispositive power with respect to 395,300 shares and Donald L. Sturm has sole voting and dispositive power with respect to 782,100 shares.

(4) The above information is based on copies of a statement on Schedule 13D filed with the SEC on September 4, 1998, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on September 24, 1998, as amended by Amendment No. 2 to Schedule 13D filed with the SEC on October 5, 1998, as amended by Amendment No. 3 to Schedule 13D filed with the SEC on October 13, 1998, which indicates that Jewelcor Management, Inc. has sole voting and sole dispositive power with respect to 1,031,000 shares, Seymour Holtzman and Steven Holtzman have shared voting and shared dispositive power with respect to 48,000 shares, the Custodial Account F/B/O Chelsea Holtzman, has sole voting and sole dispositive power with respect to 3,000 shares, and the Trust F/B/O Allison Holtzman Garcia, has sole voting and sole dispositive power with respect to 10,000 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of Jewelcor Management, Inc., Jewelcor Inc., S.H. Holdings, Inc., Seymour Holtzman, Steven Holtzman, Evelyn Holtzman, the Custodial Account F/B/O Chelsea Holtzman and the Trust F/B/O Allison Holtzman Garcia may be deemed to be a beneficial owner of such securities; however, each such person expressly disclaims beneficial ownership of any Common Stock of the Company beneficially owned by any other such person, except that Seymour Holtzman acknowledges beneficial ownership of the Common Stock owned by Jewelcor Management, Inc.

(5) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 5, 1998, which indicates that the Franklin Advisory Services, Inc. has sole voting power with respect to 543,000 shares and sole dispositive power with respect to all 843,000 shares. These securities are owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. For purposes of the reporting requirements of the Exchange Act, each of Franklin Advisory Services, Inc., Franklin Resources, Inc., Charles B. Johnson and Rupert B. Johnson may be deemed to be a beneficial owner of such securities; however, each such person expressly disclaims any economic interest or beneficial ownership in any of such securities.

(6) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 12, 1998, which indicates that The TCW Group, Inc. and Robert Day each has sole voting and dispositive power with respect to all 637,300 shares. The filing of this Schedule 13D was also made on behalf of Robert Day, 200 Park Avenue, Suite 2200, New York, New York 10166.

(7) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 12, 1998, which indicates that 1838 Investment Advisors, LP has sole voting power with respect to 374,995 shares and sole dispositive power with respect to all 439,795 shares.

(8) Represents shares of Common Stock deemed to be beneficially owned by Mr. Canfield which are subject to options previously granted pursuant to the 1991 Option Plan.

(9) Includes 10,000 shares and 23,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively. Includes 30,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted outside of the 1991 Option Plan. Includes 25,000 shares of Common Stock which were acquired pursuant to the one-for-one exchange on October 22, 1997 of 25,000 shares of Town & Country Exchangeable Preferred Stock, which Mr. Carey purchased on June 9, 1994 for $7.1875 per share. Includes 190,000 shares of Common Stock acquired by Mr. Carey in September 1998.

(10) Represents 10,000 shares and 14,000 shares of Common Stock deemed to be beneficially owned by Mr. Donaldson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

(11) Represents shares of Common Stock deemed to be beneficially owned by Ms. Dudley which are subject to options previously granted pursuant to the 1992 Option Plan.

(12) In connection with his appointment as Chief Financial Officer, Vice President and Treasurer, the Company granted Mr. Liston an option to purchase 25,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan. Pursuant to the terms of the Incentive Stock Option Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.

(13) Represents shares of Common Stock deemed to be beneficially owned by Mr. Toler which are subject to options previously granted pursuant to the 1991 Option Plan.

(14) Represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Watson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

(15) Amount does not include beneficial ownership of the Company's Common Stock by Mr. Lataille of 1,158 shares of Common Stock. Amount does include beneficial ownership of the Company's Common Stock by Messrs. Nace and Poole of 15,000 and 10,000 shares of Common Stock, respectively, which are subject to options previously granted pursuant to the 1991 Option Plan and outside of the 1991 Option Plan, respectively.


                                   LITIGATION

    On October 7, 1998, Jewelcor Management, Inc. ("Jewelcor"), a record stockholder of the Company, filed an action in the Court of Chancery for the State of Delaware (Civil Action No. 16688-NC) against the Company seeking an order that a meeting of stockholders of the Company be held immediately for the purposes of electing directors and conducting such other business as is brought before the meeting. On December 1, 1998, the Company announced that it had scheduled an annual meeting of stockholders to be held on February 25, 1999, with a record date of January 8, 1999, at which one Class I director and one Class III director would be elected. Jewelcor subsequently filed a motion for leave to file an amended complaint alleging that the Company has inequitably manipulated the size of the Board of Directors and seeking the election of four directors at the Annual Meeting. On December 11, 1998, the court granted Jewelcor's motion for leave to file an amended complaint. The parties are currently conducting discovery and a trial on this matter has been scheduled for January 26, 1999.


                                  MARKET VALUE

    On January 8, 1999, the closing price of a share of the Company's Common Stock on NASDAQ was $2.4375.


                     PARTICIPANTS ON BEHALF OF THE COMPANY

    As a result of the potential proxy contest initiated against the Company by Mr. Sturm and Jewelcor Management, Inc., the rules of the SEC require the Company to provide to its stockholders certain additional information, including with respect to participants (as defined in Schedule 14A promulgated pursuant to the Exchange Act). Pursuant to those rules, the members of the Board are, and certain employees and agents of the Company may be deemed to be, participants. Unless otherwise indicated below, the address of the participants described below is the address of the Company's principal executive offices. Except as indicated below, no participant has purchased or sold or otherwise acquired or disposed of any shares of Common Stock of the Company in the last two (2) years. Pursuant to the 1992 Option Plan, each eligible non-employee Director automatically receives an option to purchase 3,000 shares of Common Stock on the last day of the Company's fiscal year. As of the end of Fiscal 1998, each person who was a Director of the Company on such date, other than Mr. Toler, was eligible for, and received, such option grant. See, "Information Regarding Directors."

    C. William Carey is a Director and the Acting Chief Executive Officer and President of the Company. Since January 1997, Mr. Carey has been President of Carey Associates, Inc., a company involved in international marketing and finance, management consulting and Russian business development, located at 150 Federal Street, 12th Floor, Boston, Massachusetts. He is the beneficial owner of 278,000 shares of the Common Stock of the Company, including (a) 10,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted pursuant to the 1991 Option Plan, (b) 23,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted pursuant to the 1992 Option Plan, (c) 25,000 shares of Common Stock, which were acquired pursuant to the one-for-one exchange on October 22, 1997 of 25,000 shares of Town & Country Exchangeable Preferred Stock, which Mr. Carey purchased on June 9, 1994 for $7.1875 per share, (d) 190,000 shares of Common Stock which includes (i) 75,000 shares acquired on September 4, 1998, 50,000 shares acquired on September 8, 1998, 15,000 shares acquired on

September 10, 1998 and 25,000 shares acquired on September 23, 1998, each at $2.50 per share and (ii) 25,000 shares acquired on September 24, 1998 at $2.5625 per share and (e) 30,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted outside of the Company's option plans. Pursuant to his employment agreement, the Company granted Mr. Carey an option to purchase 150,000 shares of the Company's Common Stock at $2.25 per share, one-fifth of which vests each September 1, commencing on September 1, 1998.

    Timothy B. Donaldson is a Director of the Company. Since 1995, he has been Chairman and Chief Executive Officer of Dynamo M. Ltd., an investment trading company located at Saffrey Square Building, Second Floor, Bank Lane, P.O. Box N-4927, Nassau, Bahamas. Mr. Donaldson is the beneficial owner of 24,000 shares of Common Stock of the Company, which represents 10,000 shares and 14,000 shares of Common Stock deemed to be beneficially owned by Mr. Donaldson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

    Kenneth W. Watson is a Director of the Company. Since October 1996, Mr. Watson has served as Vice President-Consumer-New York Times Magazine Group of the New York Times Company, a major diversified media company with operations in newspapers, magazines, broadcasting, information services and forest products, located at 5520 Park Avenue, Trumbull, Connecticut. The magazine business consists of ten sports and leisure magazines and related sports marketing activities. Mr. Watson is the beneficial owner of 30,000 shares of Common Stock of the Company, which represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Watson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

    John E. Toler, Jr. is a Director of the Company and served as President and Chief Executive Officer of the Company until his resignation as such on September 1, 1998. Mr. Toler is the beneficial owner of 300,000 shares of Common Stock of the Company, which represents shares of Common Stock deemed to be beneficially owned by Mr. Toler which are subject to options previously granted pursuant to the 1991 Option Plan.

    Adriane J. Dudley is a Director of the Company. Since 1985 she has been a senior partner with Dudley, Clark & Chan, a Caribbean law firm, located at 9720 Estate Thomas, St. Thomas, U.S.V.I. Ms. Dudley is the beneficial owner of 5,000 shares of Common Stock of the Company, which are subject to options
previously granted pursuant to the 1992 Option Plan.   The Company granted Ms.
Dudley this option to purchase 5,000 shares of the Company's Common Stock on December 23, 1998 at a price of $2.50 per share. Pursuant to the terms of the 1992 Option Plan, this option vested on the grant date.

    Michael M. Poole joined the Company on August 25, 1998 as the Company's Vice President and General Merchandise Manager. Pursuant to his employment agreement, the Company granted Mr. Poole an option outside of the Company's option plans to purchase 50,000 shares of the Company's Common Stock at $2.0625 per share, one-fifth of which vests each on August 25, commencing on August 25, 1998.

    David J. Nace joined the Company on September 10, 1998 as the Company's Chief Financial Officer, Executive Vice President and Treasurer. Pursuant to his employment agreement, the Company granted Mr. Nace an option pursuant to the 1991 Option Plan to purchase 75,000 shares of the Company's Common Stock at $2.50 per share, one-fifth of which vests each on September 10, commencing on September 10, 1998.

    William Canfield has been Vice President of Store Operations since June 1994. Mr. Canfield is the beneficial owner of 60,000 shares of Common Stock of the Company, which represents shares of Common Stock deemed to be beneficially owned by Mr. Canfield which are subject to options previously granted pursuant to the 1991 Option Plan.

                            SOLICITATION OF PROXIES

    This solicitation of proxies for use at the Annual Meeting is being made by the Board of Directors of the Company. The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by D.F. King & Co., Inc. ("D.F. King"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Stock of the Company, and such persons will be reimbursed for their expenses. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Company (excluding the salaries and fees of officers and employees) will be approximately [$_________], which amount includes costs associated with the litigation in connection with the solicitation, and that the total cash expenditures to date relating to the solicitation have been under [$____________]. These estimates include fees for attorneys, accountants, advisers, proxy solicitors, advertising, printing, distribution and other costs incidental to the solicitation.

    The Company has retained D.F. King at a fee estimated not to exceed [$___________], plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies (which amount is included in the estimate of total expenses above). The Company has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the Federal securities laws. It is anticipated that approximately [__] employees of D.F. King may solicit proxies.


          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 1999 annual meeting must be received by the Company no earlier than October 28, 1999 and no later than December 31, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 75 days nor more 120 days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that in the event the annual meeting is advanced by more than seven days from the anniversary date, notice must be so delivered not later than (i) the 20th day after public disclosure of the date of such meeting or (ii) if such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of the 20th day after the date of public disclosure or the 75th day prior to such scheduled date of such meeting. Any such proposal should be mailed to: Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804.


                            INDEPENDENT ACCOUNTANTS

    The Company has selected Arthur Andersen LLP as the independent public accountants for the Company for the fiscal year ending May 29, 1999. The firm of Arthur Andersen LLP has served as the Company's independent public accountants since its incorporation and has served as the accountant for certain of its subsidiaries since 1980. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) reports were required for those persons, the Company believes that during the fiscal year ended May 30, 1998, Mr. Carey inadvertently failed to timely file a Form 4 with respect to the exchange of 25,000 shares of Town & Country Exchangeable Preferred Stock on a share-for-share basis into 25,000 shares of the Company's Common Stock. Mr. Carey subsequently filed the required form.


                               VOTING INFORMATION

    Your vote is important. Please sign, date and mail promptly the enclosed blue proxy card in the enclosed self-addressed stamped envelope. Your Board of Directors recommends that you vote "FOR" C. William Carey and Adriane J. Dudley on the enclosed blue proxy card.

    The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders intend to vote such proxies in accordance with their best judgment. Unrevoked proxy cards returned without direction will be voted "FOR" the nominees of the Board of Directors for election to the Board of Directors.

    If your shares are registered in your name, please mail your blue proxy card at your earliest convenience. If your shares are held in "street name," immediately instruct your broker or the person responsible for your account to sign a blue proxy card on your behalf. You should also sign, date and mail your blue proxy card immediately upon receipt from your broker or bank, using the postage-paid envelope provided. Please do so for each account you maintain. If you have further questions or need assistance, please call:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                       CALL TOLL FREE (800) ____________

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE ACT TODAY.

                                  PROXY CARD

                           LITTLE SWITZERLAND, INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                       LITTLE SWITZERLAND, INC. FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON THURSDAY, FEBRUARY 25, 1999

The undersigned hereby constitutes and appoints C. William Carey and Kenneth W. Watson, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of Common Stock of Little Switzerland, Inc. (the "Company") held of record by the undersigned as of the close of business on Friday, January 8, 1999, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at State Street Bank and Trust Company, Board Room 33rd Floor, 225 Franklin Street, Boston, Massachusetts, at [_____] local time, on Thursday, February 25, 1999, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the nominee of the Board of Directors listed in Proposal 1 and FOR the nominee of the Board of Directors listed in Proposal 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

                     PLEASE SIGN AND DATE ON REVERSE SIDE
                   AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

                                                         FOR     WITHHOLD


Proposal 1.  Election of C. William Carey as Class III   [_]        [_]
             Director for a term expiring at the 2000 annual meeting.

Proposal 2.  Election of Adriane J. Dudley as Class I    [_]        [_]
             Director for a term expiring at the 2001 annual meeting.




                          ____________________________



In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please be sure to sign and date this Proxy.

Date:________________________


Shareholder(s) signature(s): _________________________________________________

                             _________________________________________________


Please sign name exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, stating his or her title or authority.


                PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.